UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ExamWorks Group, Inc.
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3280 Peachtree Road NE, Suite 2625
Atlanta, GA 30305

March 29, 2013

Dear ExamWorks Stockholder:

We are pleased to invite you to attend the 2013 Annual Meeting of Stockholders of ExamWorks Group, Inc., which will be held on Wednesday, May 8, 2013 at 10:00 a.m. Eastern Time, at the company’s global corporate headquarters at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305.  Details of the business to be conducted at the annual meeting are given in the Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to be held on May 8, 2013 (the “Notice”) and in the Proxy Statement.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules.  Consequently, the majority of stockholders will not receive paper copies of our proxy materials.  We will instead mail stockholders the Notice with instructions for accessing proxy materials and voting via the Internet.  The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.  This makes the proxy distribution process more efficient, while conserving resources.

Your vote is important and we encourage you to vote promptly.  For record holders, whether or not you are able to attend the annual meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet, by phone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.   If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and management of ExamWorks, I extend our appreciation for your continued support.

Sincerely, /s/ Richard E. Perlman Richard E. Perlman Executive Chairman of the Board

EXAMWORKS GROUP, INC.
3280 Peachtree Road NE, Suite 2625
Atlanta, GA 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, MAY 8, 2013

NOTICE

Our Annual Meeting of Stockholders (“Annual Meeting”) will be held:

Date:	Wednesday, May 8, 2013
Time:	10:00 a.m., Eastern Daylight Time
Location:	ExamWorks Global Headquarters 3280 Peachtree Road NE Suite 2625 Atlanta, GA 30305

PURPOSE

•	Election of two Class III directors to the Board of Directors, each to serve a term of three years;

•	Ratification of appointment of KPMG LLP as independent registered public accountants for the year ending December 31, 2013; and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

•	Our Board of Directors has fixed March 12, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

•
Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  Stockholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

•
The proxy statement for our 2013 Annual Meeting of Stockholders and our annual report to stockholders on Form 10-K for the year ended December 31, 2012 are available on our website at www.examworks.com.  Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Richard E. Perlman

Richard E. Perlman
Executive Chairman of the Board

March 29, 2013
Atlanta, Georgia

EXAMWORKS GROUP, INC.

3280 Peachtree Road NE, Suite 2625
Atlanta, GA 30305
________________

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2013
________________

PROXY STATEMENT
________________

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ExamWorks Group, Inc., a Delaware corporation (“ExamWorks” or the “Company”), for use at the Annual Meeting of Stockholders of ExamWorks to be held on May 8, 2013, and at any adjournments or postponements thereof. Stockholders of record at the close of business on March 12, 2013, are entitled to notice of, and to vote at, the Annual Meeting. On March 12, 2013, we had 34,748,479 shares of common stock outstanding. The common stock is our only outstanding class of voting securities. This Proxy Statement and accompanying material, including the form of proxy, was first made available to the Company’s stockholders on or about March 29, 2013.

This Proxy Statement is being delivered along with our Annual Report on Form 10-K (which includes audited consolidated financial statements for our year ended December 31, 2012). As is the practice of many other companies, the Company is now providing proxy materials by a “notice and access” process through the Internet.  Those stockholders who wish to receive paper proxy materials may request them.

Voting Instructions

General – Shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, each proxy received will be voted:

1.	for the election of the Class III nominees for the Board named in this Proxy Statement;

2.	for the ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2013; and

3.	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

Signature Requirements — If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation — A stockholder giving a proxy may revoke it at any time before the vote is cast at the Annual Meeting by (i) executing and returning to the General Counsel and Secretary of the Company, Clare Arguedas, at the Company’s principal office, or to the Company’s tabulation agent, Broadridge Financial Services, Inc., prior to the Annual Meeting, either a written revocation or a proxy bearing a later date or (ii) voting in person at the Annual Meeting. Any stockholder who attends the Annual Meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares represented by such proxy in person.

Quorum; Vote Required — The presence, in person or by proxy, of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting is required to constitute a quorum at the meeting. The holders of common stock are entitled to one vote for each share they hold. The directors shall be elected by a plurality of the votes validly cast, in person or by proxy, at the Annual Meeting in the election of directors. The affirmative vote, of the holders of a majority in voting power of the shares of stock of the Company which are entitled to vote at the meeting and are present in person or by proxy, is required to ratify the selection of KPMG LLP as the Company’s independent auditor for the year ending December 31, 2013 by the Audit Committee of the Board.

Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum and, other than for the election of directors, the number of votes cast with respect to each proposal. Consequently, an abstention will have the effect of a vote against with respect to proposals other than the election of directors.

If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals, it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals to which the broker non-votes relate. If a stockholder whose shares of common stock are held in “street name” by a brokerage firm does not instruct the broker how to vote in the election of directors, such stockholder’s broker will not be allowed to vote with respect to these proposals. As a result, if the proxy is returned by the broker, the shares represented thereby will be considered present for purposes of a quorum, but will not be treated as voted in the election of directors. Brokers are allowed to vote on behalf of beneficial owners without instruction in the ratification of the selection of auditors.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by a “notice and access” process through the Internet but, in addition, officers and other employees of Company may solicit proxies by telephone, in person or by other means of communication, but will receive no extra compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

MATTERS TO BE CONSIDERED

General

The following is a discussion of the matters to be presented for stockholder approval at the Annual Meeting:

PROPOSAL 1:

ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated for re-election as a Class III director until the Annual Meeting of Stockholders to be held in 2016 and until their respective successors are elected. Each of the following nominees is presently serving as a director of ExamWorks.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board’s corporate governance and nominating committee (the “CGN Committee”). The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Information about Nominees for Election as Class III Directors

The following paragraphs provide information as of the date of this Proxy Statement about each nominee for Class III director. The information presented includes information each nominee has provided us about his age (as of March 29, 2013), all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years.

Richard E. Perlman (66)
Background: Mr. Perlman has been Executive Chairman of the Board since August 12, 2010. Previously, Mr. Perlman served as Co-Chairman of the Board, Co-Chief Executive Officer and a director of the Company from July 2008. Mr. Perlman was a Director of Alloy, Inc., a media and marketing services company prior to the company going private in November 2010. Mr. Perlman served as Chairman and Director of TurboChef Technologies, Inc., a commercial food equipment manufacturer, from October 2003 until January 2009, when TurboChef was acquired by The Middleby Corporation. Mr. Perlman was the Chairman of PracticeWorks, Inc., a dental software company, from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Perlman served as Chairman and Treasurer of AMICAS, Inc. (formerly VitalWorks Inc.), a software company specializing in healthcare practice management, from January 1998 and as a Director from March 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001.  Prior to this time, Mr. Perlman was involved in the acquisition and operation of several private companies in the home furnishings, automobile replacement parts and real estate industries where he was a principal and Chief Executive Officer.

Additional Experience and Qualifications:  We believe Mr. Perlman’s qualifications to serve on our Board include his expertise in business and corporate strategy, his prior experience serving in director and senior management roles at public companies, his knowledge regarding the Company and its industry and his experience as a merchant banker and financial advisor.  Mr. Perlman is also the President of Compass Partners, L.L.C. (“Compass Partners”), a merchant banking and financial advisory firm he founded in 1995 that specializes in middle market companies and corporate restructuring.  Mr. Perlman serves as a Trustee of the James Beard Foundation.  Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from Columbia University Graduate School of Business.

James K. Price (54)
Background: Mr. Price has been our Chief Executive Officer since August 12, 2010 and a director since July 2008. Previously, Mr. Price served as our Co-Chairman of the Board and Co-Chief Executive Officer from July 2008. From October 2003 to January 2009, Mr. Price served as President, Chief Executive Officer and director of TurboChef Technologies, Inc. Mr. Price served as President, Chief Executive Officer and a director of PracticeWorks, Inc. from March 2001 until its acquisition by The Eastman Kodak Company in October 2003.

Additional Experience and Qualifications:  We believe Mr. Price’s qualifications to serve on our Board include his expertise in business and corporate strategy, his prior experience at public companies, including with respect to acquisition transactions, and his knowledge regarding our Company and our industry. Mr. Price was a co-founder of AMICAS, Inc. (formerly VitalWorks Inc.) and served as its Executive Vice President and Secretary from July 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001.  Mr. Price has served as an executive officer of American Medcare and also co-founded and was an executive officer of International Computer Solutions, which companies both provided healthcare software systems and information services and were acquired by VitalWorks Inc. Mr. Price sits on the Board of Directors of several privately held companies and non-profit organizations. Mr. Price holds a B.B.A. in marketing from the University of Georgia.

The Board Recommends a vote FOR the election of each of the nominees named above for election as Class III director.

Information About Directors Continuing in Office

The information presented includes information each continuing director has provided us about his age (as of March 29, 2013), all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years.

Name	Age	Class
J. Thomas Presby	73	Class I
David B. Zenoff	75	Class I
Peter B. Bach, M.D., MAPP	48	Class II
Peter M. Graham	58	Class II
William A. Shutzer	66	Class II

J. Thomas Presby has been a director of the Company since June 2009. In June 2002, Mr. Presby retired as a partner with Deloitte Touche Tohmatsu, an international accounting and consulting firm. Over a period of 30 years, Mr. Presby held many positions with Deloitte in the U.S. and abroad, including deputy chairman and chief operating officer from January 1995 until his retirement. Mr. Presby currently serves as a director and audit committee chair of Invesco Ltd., First Solar, Inc. and World Fuel Services Corporation. Mr. Presby served as a director of Tiffany & Co. from November 2003 to May 2012, American Eagle Outfitters Inc. from December 2005 to January 2011 and TurboChef Technologies, Inc. from December 2003 to January 2009.  Mr. Presby also served as director of GreenPoint Financial Corporation from January 2003 to October 2004 and PracticeWorks, Inc. from June 2002 to October 2003. The National Association of Corporate Directors named Mr. Presby one of America’s Top 100 directors for 2011.  Mr. Presby received a B.S. in Electrical Engineering from Rutgers University, and an M.S. in Industrial Administration from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a Certified Public Accountant in New York and Ohio.

We believe Mr. Presby’s qualifications to serve on our Board include his extensive experience at the highest levels of finance and accounting, having served for three decades as a partner, as well as in positions of senior management (including Chief Operating Officer), at one of the world’s largest accounting firms. Mr. Presby serves a number of leading companies by chairing their audit committees, a role which he also fulfills for ExamWorks, where he is recognized by the Board as its audit committee financial expert. The Board has determined that Mr. Presby’s simultaneous service on four audit committees does not and will not impair his ability to effectively serve as the chair of our audit committee.

David B. Zenoff has been a director of the Company since July 2010. Dr. Zenoff is also President of David B. Zenoff and Associates, Inc., a strategy and administrative practices firm he founded in 1973. Dr. Zenoff currently serves as a director of Depomed, Inc. and served as a director of Williams Sonoma, Inc. from August 2005 until May 2011. From 1966 to 1972, Dr. Zenoff was a full-time faculty member at the Columbia Graduate School of Business. During the 1970s and the 1980s, Dr. Zenoff was a part-time faculty member at the Stanford University Graduate School of Business, and from 1983 to 1984, he was a visiting professor at IMD, a business school (formerly IMEDE) in Lausanne, Switzerland. He has authored nine books on management, finance and marketing. Dr. Zenoff received a B.A. in Economics from Stanford, a doctorate in International Business and an M.B.A. from Harvard University.

We believe Dr. Zenoff’s qualifications to serve on our Board include his broad strategic and management consulting experience with over 90 large companies and organizations in 31 countries and his expertise in guiding long-term strategic and corporate management planning and advising on organization renewal, increasing organization performance, marketplace strategy, and executive team-building and business leadership practices.

Peter B. Bach has been a director of the Company since July 2010. Dr. Bach is also an attending physician for the Department of Medicine, Memorial Hospital for Cancer and Allied Diseases, and holds a Full Member academic position with Memorial Sloan-Kettering Cancer Center. He is board certified in Internal Medicine, and board eligible in Pulmonary Medicine and Critical Care Medicine.  Dr. Bach is a former member of the working group on HIT for the President’s Council of Advisors on Science and Technology and a member of the World Economic Forum council on Digital Health. From February 2005 to November 2006, Dr. Bach served as the Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services. From October 2004 to September 2009, Dr. Bach was an associate attending physician for the Department of Medicine, Memorial Hospital for Cancer and Allied Diseases and held an Associate Member academic position with Memorial Sloan-Kettering Cancer Center. Dr. Bach has been a licensed physician in Illinois from June 1995 to June 1997 and in New York since October 1998. Dr. Bach received a B.A. in English and American Literature from Harvard University, an M.D. from the University of Minnesota, and an M.A. in Public Policy from the Harris School of Public Policy at the University of Chicago.

We believe Dr. Bach’s qualifications to serve on our Board include his extensive background in clinical medicine and medical policy.

Peter M. Graham has been a director of the Company since September 2010. Mr. Graham is currently the Chairman of the Board of Seventh Generation, Inc., a privately-held consumer products company, a position he has held since 2000.  From November 1998 to November 2010, Mr. Graham was also a director of Alloy, Inc., a media and marketing programs provider, where he served as chair of the audit committee and the compensation committee, prior to the company going private. From 1994 through December 2004, Mr. Graham held various positions with Ladenburg Thalmann Group Inc., an investment banking organization, including Principal, President, Vice Chairman and Managing Director of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania.

We believe Mr. Graham’s qualifications to serve on our Board include his key experience within the investment banking industry, and extensive knowledge of finance and capital markets.

William A. Shutzer has been a director of the Company since July 2010. Mr. Shutzer currently serves as a Senior Managing Director of Evercore Partners, a financial advisory and private equity firm, a position he has held since since April 2004.  Mr. Shutzer is also a member of the Board of Directors of Tiffany & Co. and WebMedia Brands Inc. (formerly known as Jupiter Media Corp.).  He has also served as a director of TurboChef Technologies (2003-2009), CSK Auto (2002-2008) and American Financial Group (2003-2006).  He previously served as a Managing Director of Lehman Brothers, an investment banking firm, from October 2000 through December 2003, a Partner at Thomas Weisel Partners LLC, a merchant banking firm, from September 1999 through June 2000, Chairman of Investment Banking of ING Baring Furman Selz LLC, an investment banking and brokerage firm, from January 1998 through June 1999, President of Furman Selz Inc., an investment banking and brokerage firm, from October 1996 through December 1997, Executive Vice President of Furman Selz, Inc., from March 1994 through September 1996 and as a Managing Director of Lehman Brothers and its predecessors from September 1978 through February 1994. Mr. Shutzer received both his B.A. and M.B.A. degrees from Harvard University.

We believe Mr. Shutzer’s qualifications to serve on our Board include his knowledge of and experience in finance, investment banking, investor relations and corporate strategy.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the audit committee of the Board (the “Audit Committee”) has selected KPMG LLP, independent registered public accountants, to audit the Company’s consolidated financial statements for the year ending December 31, 2013. The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2013.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.  The Audit Committee has approved all services provided by KPMG LLP. A member of KPMG LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

 Principal Accounting Fees and Services

Audit Fees

Fees for audit services totaled approximately $880,000 and $893,000 in 2012 and 2011, respectively. Audit fees principally include fees relating to audits of fiscal years 2012 and 2011 and acquisitions.

Audit-Related Fees

Fees for audit related services totaled approximately $135,000 and $234,000 in 2012 and 2011, respectively. Audit related services fees for 2012 principally include fees related to acquisition due diligence and the registration in 2012 of the notes issued in the 2011 debt offering.  Audit related services fees in 2011 principally include fees related to the 2011 debt offering.

Tax Fees

Fees for tax services totaled approximately $60,000 in 2012. The Company did not pay its principal accountant any tax fees in 2011.

All Other Fees

The Company did not pay its principal accountant any other fees in 2012 and 2011.

The Audit Committee pre-approves all services for which the principal accountant is engaged.

We have been advised by KPMG LLP that neither the firm, nor any member firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as independent registered public accountants for the Company for the fiscal year ending December 31, 2013.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Independence

Our Board consists of seven (7) members, a majority of whom are independent under the rules of the New York Stock Exchange. Pursuant to the corporate governance listing standards of the New York Stock Exchange, a director employed by us cannot be deemed to be an “independent director,” and each other director will qualify as “independent” only if our Board affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our Board has affirmatively determined that each of Drs. Bach and Zenoff, and Messrs. Presby, Shutzer and Graham is “independent” in accordance with Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. The independent directors hold executive sessions on a regular basis.  In accordance with the Company’s corporate governance guidelines, the independent directors may select one independent director to preside over all executive sessions in a given year.  In 2012, the independent directors selected the chair of the CGN Committee, Dr. Zenoff, to preside over all executive sessions, which were held at least quarterly. All of the members of the Board’s Audit Committee, compensation committee (the “Compensation Committee”) and CGN Committee are independent as defined under the rules of the New York Stock Exchange. Further, all of the independent directors have the opportunity to comment upon Board meeting agendas and to raise items for further discussion at Board meetings.  Based on the foregoing factors, the Board has not named one independent director a lead independent director.

Messrs. Perlman, Price, Presby and Shutzer have invested in unrelated businesses together in the past and may, as may other directors, make other investments together in the future.

Meetings of the Board and Attendance at the Annual Meeting of Stockholders

During 2012, there were eight (8) meetings of the Board. Each incumbent director attended more than 75% of the aggregate of all meetings of the Board and of any committees on which he served.

The Board does not have a policy requiring director attendance at the annual stockholders meeting. However, directors are encouraged to attend either in person or by teleconference. All of the directors attended the 2012 Annual Meeting of Stockholders held on May 9, 2012.

Director Compensation

The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2012. Information with respect to the compensation of Messrs. Perlman and Price is included below in the “Summary Compensation Table,” but they did not receive any separate compensation for service as a director in 2012.

Name	Fees earned or paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter B. Bach	50,500	97,000	—	—	—	—	147,500
Peter M. Graham	48,000	92,000	—	—	—	—	140,000
J. Thomas Presby	53,000	102,000	—	—	—	—	155,000
William A. Shutzer	50,500	97,000	—	—	—	—	147,500
David B. Zenoff	50,500	97,000	—	—	—	—	147,500

(1) This column reports the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2012. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2012. These awards vest on August 1, 2013, or upon a Change in Control, as defined in the Stock Incentive Plan.

Effective July 1, 2012, we amended our director compensation program to provide for cash and equity based retainers to be paid to non-employee directors as follows:

Cash Compensation. Each non-employee director receives a $48,000 annual cash retainer. The chair of the Audit Committee receives an additional annual cash retainer of $5,000 and the chairs of the Compensation Committee and CGN Committee each receive an additional annual cash retainer of $2,500. Cash fees are paid quarterly in arrears to the non-employee directors who were serving as directors at the end of the quarter.

Restricted Stock. Each non-employee director receives an annual restricted stock grant pursuant to the Amended and Restated 2008 Stock Incentive Plan, as amended (the “Stock Incentive Plan”) with a value as of each grant date equal to $92,000. Further, the chair of the Audit Committee receives an additional annual restricted stock grant with a value as of each grant date equal to $10,000 and the chairs of the Compensation Committee and CGN Committee each receive an additional annual restricted stock grant with a value as of each grant date equal to $5,000. Accordingly, on August 1, 2012, each of the following current non-employee directors was granted the number of shares of restricted stock pursuant to the Stock Incentive Plan set forth below. Such restricted stock awards shall vest on August 1, 2013, or upon a Change in Control, as defined in the Stock Incentive Plan.

		Number of	Grant
		Restricted	Date
Name	Grant Date	Shares	Value ($)
Peter B. Bach	8/1/2012	7,704	97,000
Peter M. Graham	8/1/2012	7,307	92,000
J. Thomas Presby	8/1/2012	8,101	102,000
William A. Shutzer	8/1/2012	7,704	97,000
David B. Zenoff	8/1/2012	7,704	97,000

Expenses. We reimburse each non-employee director for ordinary and reasonable expenses incurred in attending Board and Board committee meetings.

Board Leadership Structure and Role in Risk Oversight

The Board determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an Executive Chairman of the Board (Mr. Perlman) and a Chief Executive Officer (Mr. Price) who also serves on the Company’s Board. The Board believes that the  longstanding working relationship between Messrs. Perlman and Price, together with their combined leadership and vision, has been instrumental in the Company’s growth and performance, and that accordingly, the current leadership structure is the best structure for the Company at this time.  Furthermore, the Board recognizes that Messrs. Perlman and Price have successfully implemented this governance structure in their work with prior public companies.

In order to set a framework for its leadership structure and assist the Board in the exercise of its responsibilities, The Board has adopted a set of corporate governance guidelines (the “Guidelines”), a copy of which is posted on the Company’s website at  www.investorrelations.examworks.com (the “Website”). The Guidelines acknowledge the leadership exercised by the Board’s standing committees and their chairs and are intended to serve as a flexible framework within which the Board and these committees may conduct their business.  The CGN Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

The Board has determined that management of the Company is responsible for the Company’s day-to-day risk management, while the Board serves in a risk management oversight role. Management’s approach to risk management includes systems of authorities and approval levels, internal control checks and balances, and periodic planning and assessment. Pursuant to policies and procedures that direct and encourage risk reporting and review, risks are identified, categorized and reported to management and/or designated committees for evaluation and review.

In performing its risk oversight function, the Board considers strategic and operational risks associated with the Company’s annual operating plan and other matters that may present material risks to the Company’s operations, plans, prospects or reputation.  The Board also considers risks associated with acquisitions and transactions.

In addition, the Audit Committee, Compensation Committee and quality oversight committee of the Board (the “Quality Oversight Committee”) assist the Board in fulfilling its risk oversight function.  The Audit Committee considers risks associated with the financial reporting and disclosure process, information technology and systems risks, and material operational risks identified by management. In addition, based upon information brought to its attention by management, the Company’s auditors and external advisors, the Audit Committee evaluates the adequacy of the Company’s risk management processes and systems and determines whether it believes that such processes and systems are reasonably designed to respond to and mitigate the risks faced by the Company.  Throughout the year, the Audit Committee receives periodic reports from management and the Company’s auditors and advisors identifying and explaining key areas of risk applicable to the Company and an explanation of the policies and procedures in place to monitor and access those risks. In addition, the Audit Committee and full Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.

The Compensation Committee considers risks associated with the Company’s compensation policies and practices, including risks associated with the Stock Incentive Plan. In addition, the Compensation Committee considers risks associated with management and development and succession.

The Quality Oversight Committee considers risks associated with the quality of the Company’s services and its medical panel.

The Board committees provide periodic reports to the Board on their areas of risk so that the Board is informed of the Company’s risk profile.

Board Committees

The Board has established the Audit Committee, the Compensation Committee, the CGN Committee, the Quality Oversight Committee and an acquisition committee (the “Acquisition Committee”). The Board may also establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and the Company’s amended and restated certificate of incorporation and amended and restated bylaws (the “Bylaws”).

Audit Committee

We have a standing Audit Committee of our Board established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee consists of Messrs. Presby (chair), Shutzer and Graham, all three of whom are “independent” as defined under, and required by, the federal securities laws and the rules of the New York Stock Exchange. Our Board has determined that each of the members of our Audit Committee satisfies the requirements for financial literacy under the current requirements of the New York Stock Exchange. Our Board has determined that Mr. Presby is an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission (the “SEC”). Mr. Presby’s qualification to serve as an “audit committee financial expert” includes his extensive experience at the highest levels of finance and accounting, having served for three decades as a partner, and in positions of senior management (including Chief Operating Officer), at one of the world’s largest accounting firms. In addition, Mr. Presby serves a number of other leading public companies by chairing their audit committees.  The Audit Committee held five (5) meetings in 2012. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee charter which is available at the Company’s Website, or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas, at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. See “Report of the Audit Committee.”

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee charter that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2012, the Audit Committee:

•
reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 with management of the Company and KPMG LLP, the independent registered public accounting firm for the Company;

•	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as modified and supplemented to date;
•
obtained a formal written statement from KPMG LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence;

•
based on the review and discussions with management of the Company and KPMG LLP referred to above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012; and

•	determined that it has otherwise fulfilled its responsibilities set forth in its charter.

AUDIT COMMITTEE J. Thomas Presby, Chairman Peter M. Graham William A. Shutzer

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Shutzer and Graham and Dr. Bach. Mr. Shutzer is Chairman of the Compensation Committee. The Board has determined that each of the Compensation Committee members is independent based on the currently-effective listing standards for the New York Stock Exchange. The Compensation Committee held seven (7) meetings in 2012. The Compensation Committee assists the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the compensation and benefits of executive officers and senior management, including cash compensation, incentive compensation, equity-based awards and other benefits and perquisites. The Compensation Committee also administers the Company’s benefit plans, including the Stock Incentive Plan.

The Compensation Committee also reviews, at least annually, the Company’s general compensation plans and other employee benefit plans, including incentive compensation and equity based plans.  The Compensation Committee has the authority to retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary or appropriate, including compensation consultants to advise the Compensation Committee with respect to amounts or forms of executive and director compensation.  In 2011, the Compensation Committee engaged in a comprehensive review of the Company’s compensation plan for its executive officers and senior management, from which executive compensation packages for 2012 were ultimately determined, as more fully described in “Compensation Discussion and Analysis” below.  The Compensation Committee had engaged Strategic Apex Group, LLC (“Strategic Apex”) as independent compensation consultants to assist the Compensation Committee with such review in 2011.

Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act, and are also “outside” directors, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code. The Compensation Committee charter is available at the Company’s Website or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. For information regarding the Company’s 2012 executive compensation, see “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The CGN Committee consists of two independent directors: Dr. Zenoff and Mr. Graham. Dr. Zenoff serves as Chairman of the CGN Committee. The Board has determined that each of the CGN Committee members is independent based on the listing standards for the New York Stock Exchange. The CGN Committee held five (5) meetings in 2012. The CGN Committee has the responsibility to identify individuals qualified to serve as directors and on committees of the Board, select or recommend that the Board select director nominees for the next annual meeting, determine the Board composition, procedures and committees, monitor the effectiveness of the Board and committees, develop and recommend corporate governance guidelines, and oversee evaluation of the Board and the Company’s management.

The Board has delegated to the CGN Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the CGN Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of stockholders and at such other times as appropriate, the CGN Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the CGN Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates.  The CGN Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with CGN Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the CGN Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using the same process.

The CGN Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the New York Stock Exchange; significant leadership experience and/or expertise at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board, the CGN Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the CGN Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company. The CGN Committee does not have a formal policy with respect to diversity; however, the Board and the CGN Committee believe it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the CGN Committee considers the entirety of each candidate’s credentials in the context of these standards. Further, the CGN Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates.

The CGN Committee will also consider nominating for service on the Company’s Board candidates recommended by stockholders. Such recommendations will only be considered by the CGN Committee if they are submitted to the CGN Committee in accordance with the requirements of the Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the CGN Committee, stockholder recommendations for director nominees to be elected at the 2014 Annual Meeting of Stockholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by the Company’s General Counsel and Secretary, Clare Arguedas, at the offices of the Company, 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305, no earlier than February 7, 2014, and no later than March 10, 2014, except under certain circumstances specified below in “Proposals by Holders of Common Stock.”

As of March 12, 2013, the Company had not received any stockholder recommendations of director candidates for election at the 2013 Annual Meeting.

The CGN Committee’s charter is available at the Company’s Website or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas, at 3280 Peachtree Road NE Suite 2625, Atlanta, GA 30305.

Quality Oversight Committee

The Quality Oversight Committee consists of Dr. Bach. The Quality Oversight Committee is responsible for assisting the Board in overseeing the Company’s policies, procedures and activities that support and enhance the quality of services provided by the Company.  The Quality Oversight Committee oversees the Company’s adoption and implementation of policies and initiatives designed to provide quality services; reviews with management decisions, issues and policies regarding quality, network development and/or medical compliance; and provides oversight to those quality committees run by the Company’s management.

Acquisition Committee

The Acquisition Committee consists of Messrs. Perlman, Price and Presby. The Acquisition Committee has the responsibility of assisting management and the Board with the identification of acquisition opportunities, reviewing acquisition strategies, and providing guidance to management and the Board regarding the Company’s acquisitions.   The Acquisition Committee is also authorized to approve acquisitions up to an individual purchase price of $20 million per acquisition in cash, stock or a combination thereof. Acquisitions with a purchase price in excess of this limit must be approved by the Board.

Communications to the Board

In addition to recommendations for director nominees, the Board welcomes hearing from stockholders and other interested parties regarding the Company and its management, performance and prospects. To facilitate complete and accurate transmittal of communications to the directors, the Company requests that all such communication to the Board or any of its members be made in accordance with its Process for Communications with the Board of Directors policy, a copy of which is posted on the Company’s Website.  In accordance with this policy, communications may be made in writing and addressed to the Company’s General Counsel and Secretary, Clare Arguedas, at ExamWorks Group, Inc., 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. Each communication must set forth the name and address of the person on whose behalf the communication is sent.  Communications determined by the General Counsel to be appropriate for presentation will be submitted to the full Board, independent directors as a group, or the applicable individual director. Any communications that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers (“NEOs”), and is intended to place in perspective the data presented in the tables and narrative that follow. Based on applicable securities laws, the following were our NEOs for 2012. For the biographical information of our NEOs, see “Executive Officers.”

•	Richard E. Perlman, Executive Chairman of the Board

•	James K. Price, Chief Executive Officer

•	J. Miguel Fernandez de Castro, Senior Executive Vice President, Chief Financial Officer and Treasurer

•	Wesley J. Campbell, President

•	Kevin J. Kozlowski, Chief Information Officer

•	Crystal B. Patmore, Executive Vice President

Our Compensation Committee, which is currently composed of Mr. Shutzer (Chair), Dr. Bach and Mr. Graham, administers and oversees all elements of our executive compensation program, including its function and design. The Compensation Committee evaluates the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for superior executive talent. As part of this process, the Compensation Committee considers the competitiveness of the elements of the compensation packages we offer to our executives, as well as their total compensation packages.

Executive Summary

Overview

We seek to provide compensation packages for executives reasonably sufficient to attract and retain talented, experienced, energetic, and entrepreneurial-minded individuals for our key management positions. We balance offering compensation consistent with the executive marketplace and common sense affordability for a company of our size, revenues, market position and growth opportunities. In order to align the interests of our employees with the interests of our stockholders, we follow a compensation strategy that includes meaningful equity and performance components, the ultimate value of which depends on our financial results and the market value for our stock.  Accordingly, our philosophy is to provide reasonably competitive salaries, stock option grants and potential equity bonuses based on the Company’s achievement of performance targets.

On December 19, 2011, our Compensation Committee approved fiscal year 2012 compensation packages for the NEOs and other executive officers in connection with its first comprehensive review of Company compensation policies and practices following the Company’s initial public offering in late 2010 (the “IPO”). The compensation packages were developed, in part, based upon the Compensation Committee’s analysis of data and recommendations from Strategic Apex, an independent outside compensation consultant engaged by the Compensation Committee.  Consistent with its policy of aligning the interests of the Company’s employees with the interests of its stockholders, the Compensation Committee adopted a compensation structure with meaningful equity and performance components, the ultimate value of which depends on our financial results and the market value of the Company’s stock. The executive compensation plan contains the following key components:

Compensation Component	Objectives	Key Features
Base Salary	Provide cash compensation that is not at risk so as to provide a stable source of income and financial security.	Designed to retain key executives by being competitive; not the primary means of recognizing performance.

Annual Base Equity Awards	Align management interests with those of stockholders; retain executives.	Equity awards are granted under the Company’s Stock Incentive Plan on an annual basis. Awards typically vest in one-third annual increments beginning from the grant date.

Performance-Based Equity Awards	Motivate and reward achievement of annual targets set by the Compensation Committee based on company performance; align management interests with those of stockholders; retain executives.
Performance-based equity awards are granted under the Stock Incentive Plan upon achievement of Company financial goals.  If financial goals are met, awards typically vest one-half in June of the year following the grant or issuance date and one-half in June of the next year.  In case performance targets are not met, the Compensation Committee also retains the right to award discretionary awards for unanticipated, unusual or extraordinary circumstances or performance.

Following consultation and discussion with Strategic Apex, our Compensation Committee approved fiscal year 2012 compensation packages for our NEOs and other executive officers that included these key components.  These packages increased the base salaries of our NEOs and other executive officers as of January 1, 2012, and provided them with stock option incentives as a percentage of base salary, both in light of our significant growth since our IPO and in order to better align base pay and potential total compensation with that of similarly-situated public companies.

Consideration of the Company’s 2011 Non-Binding Stockholder Vote on Executive Compensation

At our 2011 Annual Meeting, the ballot included our first non-binding, advisory vote on the compensation of our NEOs, commonly known as “Say-on-Pay.”  The vote was advisory only, and therefore, not binding on the Company, the Compensation Committee or our Board.  The overwhelming majority of the votes cast voted “FOR” the compensation of the executive officers as disclosed in the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2011 Annual Meeting, along with the compensation tables and narrative discussion in the Proxy Statement.  As noted above and in “Recent Developments” below, the Compensation Committee has since adopted new compensation packages for its NEOs for the 2012 and 2013 fiscal years. The Compensation Committee believes the 2012 pay packages were, and the 2013 pay packages are, consistent with the overall principles of past compensation as approved, including an even greater focus on the performance and equity incentive orientation of our executives’ compensation.  The Compensation Committee will continue to consider stockholder sentiments when making future decisions regarding the structure and implementation of the Company’s executive compensation program.

The stockholders also determined, by non-binding vote, that the advisory vote on the compensation paid to the executive officers of the Company should occur every three years. In accordance with the voting results on this advisory proposal, the Board has determined that the Company will hold an advisory vote on executive compensation every three years.  The next advisory vote will be held at our 2014 Annual Meeting of Stockholders.

Discussion and Analysis

Compensation Decision-Making Process

The Compensation Committee makes all final decisions over total direct compensation for NEOs and other members of senior management, which involves decisions regarding base salary, annual equity awards and incentive-based awards. The Compensation Committee considers input from various sources, including senior management and the other members of the Board, in making compensation decisions.  Pursuant to its charter, Compensation Committee also has the authority to directly engage compensation consultants and other advisors to provide recommendations on matters of executive compensation. Following a review and discussion of a data analysis performed by, and recommendations of, Strategic Apex, an independent compensation consultant, our Compensation Committee approved fiscal year 2012 compensation packages for our NEOs and other executive officers.

The Compensation Committee generally reviews executive performance and compensation packages on an annual basis to determine whether adjustments may be advisable.  As set forth in “Recent Developments” below, the Compensation Committee approved 2013 compensation packages for its NEOs and other executive officers in connection with its review of the Company’s compensation policies and practices in 2012 which continue to reflect the three key components of the executive compensation program.

Elements of Executive Compensation

Base Salary

The Compensation Committee approves base salaries for NEOs and other executive officers as part of a competitive total compensation program to attract and retain them. After a review of base salaries by the Compensation Committee (in its first comprehensive review of executive compensation since the Company’s IPO in late 2010), base salaries were increased in January 2012 for all NEOs and other executive officers. The increases were based on its consideration of multiple factors, including competitive market compensation levels for comparable positions at similarly-situated public companies, as well as consideration of the executive officers’ increased responsibilities following the Company’s IPO and in light of the Company’s significant growth since the IPO. The 2012 base salary levels for the NEOs were as follows:

NEO	Base Salary
Richard E. Perlman, Executive Chairman	$500,000
James K. Price, Chief Executive Officer	$500,000
Wesley J. Campbell, President	$400,000
J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	$375,000
Kevin J. Kozlowski, Chief Information Officer	$300,000
Crystal Patmore, Executive Vice President	$250,000

Annual Base Equity Awards

We view equity incentives as an integral part of the Company’s culture in promoting equity ownership by senior executives and as a means of closely aligning management interests with stockholders’ interests and incentivizing growth. In addition, vesting of equity incentives over a continued period of employment can assist in our efforts to retain qualified executive personnel. Accordingly, the Compensation Committee approves base grants of equity awards under the Company’s Stock Incentive Plan on an annual basis for NEOs and executive officers as a key component of the total compensation program. As part of its comprehensive review of executive compensation to determine 2012 compensation packages, in order to determine the value of awards to be granted, the Compensation Committee reviewed with Strategic Apex equity compensation paid by similarly-situated public companies to executives with similar duties and responsibilities. Following such review, the Compensation Committee approved base equity awards in the form of stock options granted under the Stock Incentive Plan, valued at a percentage of each executive officer’s base salary based on his or her roles and responsibilities within the Company. The stock options granted as part of the 2012 compensation packages were granted on January 4, 2012, with an exercise price equal to the fair market value of the underlying shares on the date of grant ($9.47), and vest in one-third annual increments beginning one year from the grant date.  The options granted to NEOs in 2012 were as follows:

NEO	Stock Options	Options Value, as Percentage of Base Salary*

Richard E. Perlman, Executive Chairman	237,000	200%
James K. Price, Chief Executive Officer	237,000	200%
Wesley J. Campbell, President	71,100	75%
J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	66,700	75%
Kevin J. Kozlowski, Chief Information Officer	53,300	75%
Crystal Patmore, Executive Vice President	44,400	75%

*Number of options calculated using the Black-Scholes valuation method as of grant date of January 4, 2012.

Performance-Based Equity Awards

As the third key component of our executive compensation program, we view performance-based equity awards as incentives to motivate executive officers to achieve annual performance-based targets.  These annual incentive awards are primarily formula-driven, with payments based on the degree of achievement of an annual Company performance target set by the Committee under the plan. Although these awards are contingent upon the degree to which the adjusted EBITDA performance target is achieved, the Compensation Committee has the right to award discretionary bonuses to account for unusual or extraordinary circumstances or performance.

For 2012, the performance target was based on an adjusted EBITDA performance target that the Compensation Committee believed would be challenging to achieve and require significantly improved adjusted EBITDA performance compared to fiscal year 2011 (the “2012 Target”).  Specifically, as a threshold matter, no bonuses in the form of restricted share units (“RSU Bonuses”) would be awarded unless the Company achieved 85% of the 2012 Target.  Upon the Company’s achievement of 85% to 115% of the 2012 Target (the “Bonus Range”), RSU Bonuses would have been granted based upon the Company’s percentage achievement of the 2012 Target.  Upon 100% achievement of the 2012 Target, each of Messrs. Perlman and Price would have had the opportunity to receive an RSU Bonus equal to 100% of his base salary, while each of the other NEOs would have had the opportunity to receive an RSU Bonus equal to 75% of his or her base salary (the “RSU Bonus Target Value”).  For every 1% of EBITDA achievement above or below the 2012 Target within the Bonus Range, the applicable NEO’s total RSU Bonus would have increased or decreased, as the case may be, by 6.67% of a percent.  The maximum RSU Bonus granted could not have a dollar value exceeding two times the applicable NEO’s RSU Bonus Target Value which would have been paid upon the Company’s achievement of 115% of the 2012 Target.  RSU Bonuses would have vested one-half on June 1, 2013 and one-half on June 1, 2014.  Because the 2012 Target set by the Compensation Committee and the Bonus Range were not met, the Compensation Committee did not grant the Company’s NEOs or other executive officers any RSU Bonuses for fiscal year 2012.  The Company does not publicly-disclose its adjusted EBITDA performance targets, as the information is confidential and could cause competitive harm to the Company.

Perquisites

Other payments or benefits in the form of perquisites are not a significant component of executive compensation. Executives enjoy the same insurance coverages as other employees. Our general policies applicable to all employees govern paid vacation and other time off.

Considerations Prior to 2012

Prior to the election of additional directors and establishment of the Compensation Committee on July 16, 2010, all executive compensation was recommended by Messrs. Perlman and Price, and approved by the members of the Board at the time. Following the establishment of the Compensation Committee on July 16, 2010, executive compensation was reviewed and approved by our Compensation Committee.

Through December 31, 2011, equity incentives were exclusively in the form of stock options.  The amount of an equity award given to an executive officer normally was proposed by senior management to the Compensation Committee for its consideration and approval. The recommendation by senior management to award them, other than in connection with the hiring of a new executive, was generally based on past performance of the executive, on the needs of the Company to retain that executive and the expected contribution from that executive to the Company’s success going forward. Stock option awards in 2010 were made under and pursuant to the terms and conditions of the Stock Incentive Plan.

Messrs. Perlman and Price, as the founders of the Company who designed our business model, received no compensation in 2008 and nominal compensation in 2009, as it was initially contemplated that they were to provide management oversight and assistance with financing, acquisition and other strategic matters to the Company. As our business continued to grow, Messrs. Perlman and Price became fully engaged in numerous areas of the Company on a full-time basis, including leading the acquisition program, supervising the integration of acquired companies, coordinating financings to fund our growth, recruiting management and executive level employees and leading and providing management oversight of our operations. In light of the foregoing, on March 26, 2010, the Board approved a stock option grant to each of Messrs. Perlman and Price of stock options to purchase 514,110 shares of common stock of the Company at an exercise price of $6.63 per share. The options expire ten years from the date of grant and 257,055 of such options vested upon the closing of our IPO and the remaining 257,055 of such options vested on the 12-month anniversary of the closing of our IPO. These stock option awards were further conditioned on Messrs. Perlman’s and Price’s continued employment for 12 months following the closing of our IPO. Consequently, the 257,055 options that vested on the 12-month anniversary following the closing of the IPO constitute each of Messrs. Perlman and Price’s primary compensation from the Company for that period. Messrs. Perlman and Price each agreed that they would not be eligible (i) for any additional grants of equity under the Stock Incentive Plan until the date that was 12 months following the closing the IPO and (ii) to receive any cash compensation (including base salary) beyond the minimum required to qualify for benefits under our benefit plans generally available to our employees, other than reimbursement for out-of-pocket expenses incurred on behalf of the Company, consistent with Company policy.

On February 15, 2010, the Board approved discretionary stock option grants to certain of our NEOs at the recommendation of Messrs. Perlman and Price. Mr. Fernandez de Castro received stock options to purchase 5,182 shares of common stock of the Company, Mr. Campbell received stock options to purchase 6,477 shares of common stock of the Company, Mr. Kozlowski received stock options to purchase 2,591 shares of common stock of the Company, and Ms. Patmore received stock options to purchase 12,852 shares of common stock of the Company. All of the options have an exercise price of $4.86 per share, subject to adjustment as specified in the Stock Incentive Plan. The options expire ten years from the date of grant. Such options vest in one-third annual increments beginning one year from the grant date. Similarly, on October 6, 2010, the Compensation Committee approved discretionary stock option grants to Mr. Fernandez de Castro and Mr. Campbell, both of whom received stock options to purchase 102,822 shares of common stock of the Company, to Mr. Kozlowski who received stock options to purchase 51,411 shares of common stock of the Company, and to Ms. Patmore who received stock options to purchase 51,411 shares of common stock of the Company. All of the options have an exercise price of $11.67 per share, subject to adjustment as specified in the Stock Incentive Plan. The options expire ten years from the date of grant. Such options will vest in one-third annual increments beginning one year from the grant date. No stock options were granted to NEOs in 2011 as the Compensation Committee began its comprehensive evaluation of executive compensation to determine the 2012 executive compensation packages as described above.

Employment and Separation Agreements

Other than the standard confidentiality and non-disclosure agreement that we enter into with all of our employees, none of the NEOs is party to an employment agreement with the Company.

Impact of Accounting and Tax Considerations

We maintain awareness of the accounting and tax implications of Sections 162(m) and 409A of the Code. Section 162(m) limits the Company’s deduction of certain non-performance based compensation paid to executive officers in excess of $1 million per year. The Board and the Compensation Committee regularly consider the impact of Section 162(m) of the Code, regarding the deductibility of compensation to certain executive officers in excess of $1,000,000, but have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that allows all executive compensation to be deductible. The Compensation Committee and the Board will continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and may, in the future, consider qualifying our equity compensation plans and/or bonus plans so that compensation payable under those arrangements is fully deductible under Section 162(m).

Base salary and bonuses are expensed by the Company when the services are rendered (base bonuses are expensed ratably and incentive bonuses are expensed when attainment of financial or operational goals is determinable).

Recent Developments

On December 21, 2012, the Compensation Committee approved fiscal year 2013 compensation packages for its NEOs in connection with its review of the Company’s compensation policies and practices in 2012. Consistent with its policy of aligning the interests of the Company’s employees with the interests of its stockholders, the Committee once again approved a compensation structure that includes three key components of base salary, annual base equity awards, and performance-based equity awards.

For each NEO and executive officer, total annual compensation will consist of the following: a base salary as set forth in the table below, a base issuance of restricted shares (the “Base Restricted Shares”) with a value equal to 75% of base salary, and a restricted share bonus (the “Restricted Share Bonus”), which, at 2013 Target performance (as discussed below), will be a value equal 75% of the NEO’s base salary.

For Messrs. Perlman and Price, their 2013 compensation packages were changed from the 2012 packages to normalize them with the packages of the other NEOs and executive officers such that each NEO and executive officer would receive the same base equity grant and performance-based equity award as a percentage of his or her base salary.  Accordingly, the base salary for each of Messrs. Perlman and Price was increased from $500,000 in 2012 to $750,000 in 2013, while the value of each of their base equity awards was decreased from $1,000,000 in 2012 to $562,500 in 2013.  For each of the other NEOs and executive officers, 2013 equity and cash percentages, including base salaries, remain unchanged from 2012 levels.  While base equity compensation was paid in stock options in 2012, all equity awards included in the 2013 compensation packages will be made in restricted shares.

The Base Restricted Shares were issued on January 7, 2013 with a value equal to $14.05 per share, being the fair market value of the underlying shares on the date of issuance, and will vest in one-third increments with the first vesting occurring on March 4, 2014, the second on March 4, 2015, and the third on March 4, 2016.

Any Restricted Share Bonuses will be awarded in early 2014 based upon the Company’s adjusted EBITDA performance during the 2013 fiscal year. The Restricted Share Bonuses will vary depending on the Company’s percentage achievement of the 2013 fiscal year adjusted EBITDA performance target (the “2013 Target”) set by the Compensation Committee. No Restricted Share Bonuses will be awarded if the adjusted EBITDA performance is at or less than 93.1% of the 2013 Target, and the maximum Restricted Share Bonuses achievable equals two times the Restricted Share Bonus awarded at 100% of the 2013 Target, which will be paid if the adjusted EBITDA performance is at least 106.8% of the 2013 Target. The Compensation Committee believes that the 2013 Target is appropriately challenging to achieve and yet provides appropriate incentives for performance since performance at 100% of the 2013 Target requires a meaningful increase to adjusted EBITDA performance compared to 2012. If awarded, the Restricted Share Bonuses would vest one-half on June 1, 2014 and one-half on June 1, 2015.

The Base Restricted Shares were and any Restricted Share Bonuses will be issued under and subject to the terms of the Stock Incentive Plan. In addition, the Compensation Committee reserved the right to pay discretionary bonuses for fiscal year 2013 to account for unanticipated, unusual or extraordinary circumstances or performance. For 2013, a summary of NEO compensation is as follows:

NEO	Base Salary	Base Restricted Shares Issued	Restricted Share Bonus Target Value*
Richard E. Perlman, Executive Chairman	$750,000	75% of Base Salary	75% of Base Salary
James K. Price, Chief Executive Officer	$750,000	75% of Base Salary	75% of Base Salary
Wesley J. Campbell, President	$400,000	75% of Base Salary	75% of Base Salary
J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	$375,000	75% of Base Salary	75% of Base Salary
Kevin J. Kozlowski, Chief Information Officer	$300,000	75% of Base Salary	75% of Base Salary
Crystal Patmore, Executive Vice President	$250,000	75% of Base Salary	75% of Base Salary

* Assumes adjusted EBITDA performance at 100% of 2013 Target. Restricted Share Bonus Target Value will decrease or increase based on performance within the predetermined range as discussed above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted, William A. Shutzer, Chair Peter B. Bach, M.D., MAPP Peter M. Graham

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee shall not be incorporated by reference into any such filings.

Code of Business Conduct and Ethics

We have adopted a code of ethics (as defined in Item 406 of the SEC’s Regulation S-K) that applies to all directors, officers and employees of the Company, including our chief executive officer and senior financial officers.  A copy our Code of Business Conduct and Ethics is available on our Website. We intend to disclose future substantive amendments to our code of ethics, or certain waivers of such provisions, at the same location on our Website and also in public filings.

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The following table sets forth summary information concerning certain compensation awarded to, paid to, or earned by, our NEOs for all services rendered to us for fiscal years ended December 31, 2010, 2011 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)	Total ($)
Richard E. Perlman	2012	500,000	—	1,002,510	1,502,510
Executive Chairman	2011	23,660	—	—	23,660
of the Board (1)	2010	23,660	—	334,172	357,832

James K. Price	2012	500,000	—	1,002,510	1,502,510
Chief Executive Officer	2011	23,660	—	—	23,660
and Director (1)	2010	23,660	—	334,172	357,832

J. Miguel Fernandez de Castro	2012	375,000	—	282,141	657,141
Senior Executive Vice President,	2011	200,000	—	—	200,000
CFO and Treasurer	2010	200,000	—	447,508	647,508

Wesley J. Campbell	2012	400,000	—	300,753	700,753
President	2011	237,000	—	—	237,000
	2010	237,000	—	448,337	685,337

Kevin J. Kozlowski	2012	300,000	—	225,459	525,459
Chief Information Officer	2011	212,000	—	—	212,000
	2010	212,000	—	223,754	435,754

Crystal B. Patmore	2012	250,000	—	187,812	437,812
Executive Vice	2011	175,000	—	—	175,000
President	2010	125,000	—	229,700	354,700

(1)	From July 2008 through August 11, 2010, Messrs. Perlman and Price each held the office of Co-Chairman of the Board and Co-Chief Executive Officer.

(2)
This column reports the aggregate grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2012. Options granted in 2010 to NEOs other than Messrs. Perlman and Price are exercisable in one-third annual increments beginning one year from the grant date. The options granted to Messrs. Perlman and Price in 2010 vested on the date that was 12 months following the closing of our IPO. These stock option awards were further conditioned on Messrs. Perlman’s and Price’s continued employment for 12 months following the closing of our IPO.   Options granted in 2012 to all NEOs are exercisable in one-third annual increments beginning one year from the grant date.  See “Outstanding Equity Awards at Fiscal Year End 2012.”

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of the Company’s overall compensation program, taken as a whole, do not encourage excessive risk taking. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Grants of Plan-Based Awards in 2012

The following table sets forth information regarding grants of awards made to our NEOs during the fiscal year ended December 31, 2012.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Richard E. Perlman	1/4/2012	237,000	9.47	1,002,510
James K. Price	1/4/2012	237,000	9.47	1,002,510
J. Miguel Fernandez de Castro	1/4/2012	66,700	9.47	282,141
Wesley J. Campbell	1/4/2012	71,100	9.47	300,753
Kevin J. Kozlowski	1/4/2012	53,300	9.47	225,459
Crystal B. Patmore	1/4/2012	44,400	9.47	187,812

(1)
This column reports the aggregate grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2012. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2012. Options are exercisable in one-third annual increments beginning one year from the grant date. See “Outstanding Equity Awards at Fiscal Year End.”

 Outstanding Equity Awards at Fiscal Year End 2012

The following table sets forth information regarding outstanding option awards held by our NEOs as of December 31, 2012.

		Option Awards(1)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options (#)	Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date
Richard E. Perlman	3/26/2010	514,110	—	$6.63	3/26/2020
	1/4/2012	—	237,000	9.47	1/4/2022
James K. Price	3/26/2010	514,110	—	6.63	3/26/2020
	1/4/2012	—	237,000	9.47	1/4/2022
J. Miguel Fernandez de Castro	4/3/2009	200,462	—	2.80	4/3/2019
	2/15/2010	3,455	1,727	4.86	2/15/2020
	10/6/2010	68,547	34,275	11.67	10/6/2020
	1/4/2012	—	66,700	9.47	1/4/2022
Wesley J. Campbell	8/7/2008	204,518	—	2.80	8/7/2018
	2/15/2010	4,319	2,159	4.86	2/15/2020
	10/6/2010	68,547	34,275	11.67	10/6/2020
	1/4/2012	—	71,100	9.47	1/4/2022
Kevin J. Kozlowski	8/7/2008	100,231	—	2.80	8/7/2018
	8/14/2009	30,847	—	3.89	8/14/2019
	2/15/2010	1,728	863	4.86	2/15/2020
	10/6/2010	34,271	17,140	11.67	10/6/2020
	1/4/2012	—	53,300	9.47	1/4/2022
Crystal B. Patmore	4/3/2009	89,969	—	2.80	4/3/2019
	2/15/2010	8,566	4,287	4.86	2/15/2020
	10/6/2010	34,271	17,140	11.67	10/6/2020
	1/4/2012	—	44,400	$9.47	1/4/2022

(1)      Options granted to NEOs other than Messrs. Perlman and Price in 2010 are exercisable in one-third annual increments beginning one year from the grant date.

Option Exercises and Stock Vested 2012

None of the NEOs exercised stock options during the fiscal year ended December 31, 2012.

Potential Payments upon Termination or Change of Control

Except with respect to the automatic vesting of options in connection with termination following a change of control, none of the NEOs is entitled to receive any payments upon termination of employment, regardless of the reason thereof. The table below sets forth the stock options that would vest (and the related exercise price) if each of the NEOs had been terminated as of December 31, 2012 following a change of control.

Name	Number of Stock Options That Will Vest	Option Exercise Price ($)	Value Realized on Vesting ($) (1)
Richard E. Perlman	237,000	9.47	1,071,240
James K. Price	237,000	9.47	1,071,240
J. Miguel Fernandez de Castro	1,727	4.86	15,768
	34,275	11.67	79,518
	66,700	9.47	301,484
Wesley J. Campbell	2,159	4.86	19,712
	34,275	11.67	79,518
	71,100	9.47	321,372
Kevin J. Kozlowski	863	4.86	7,879
	17,140	11.67	39,765
	53,300	9.47	240,916
Crystal B. Patmore	4,287	4.86	39,140
	17,140	11.67	39,765
	44,400	9.47	200,688

(1)      Based on the closing price of the Company’s common stock on December 31, 2012 of $13.99.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

The members of our Compensation Committee do not have any interlocking relationships as defined under SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2012, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or persons or entities affiliated with them, had or will have a direct or indirect material interest.

RedRidge Finance Group

RedRidge Finance Group (“RedRidge”) provides us with financial due diligence services in connection with our acquisition program and served as our financial advisor with respect to our prior credit facility. P&P Investments, LLC (“P&P”), a company owned by Messrs. Perlman and Price is a minority owner and lender of RedRidge. Pursuant to a letter agreement dated December 11, 2009, as subsequently amended, P&P and Messrs. Perlman and Price agreed to waive any right to distributions from RedRidge related to all fees RedRidge receives in connection with services provided to the Company. In 2012, we paid RedRidge approximately $238,000 for diligence services rendered during 2012.

Compass Partners Lease

In June 2010, the Company entered into a lease agreement with Compass Partners, L.L.C. (“Compass”), an entity owned and controlled by Mr. Perlman, for corporate office space located at 655 Madison Avenue, 23rd Floor, New York, New York 10065. Pursuant to the lease, which runs from April 1, 2010 through June 30, 2014, the Company pays Compass a monthly rental fee.  Rental fees paid to Compass totaled $124,000 in 2012.

OWNERSHIP OF DIRECTORS, PRINCIPAL STOCKHOLDERS
AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 12, 2012, subject to certain assumptions set forth in the footnotes, for:

●                 each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

●                 each of our current directors;

●                 each of our named executive officers; and

●                 all of our current directors and current executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

The number of shares and percentages of beneficial ownership set forth below are based on 34,748,479 shares of common stock outstanding as of March 12, 2013.

Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “NEOs and Directors” is ExamWorks Group, Inc., 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305.

	Amount and
	Nature of	Percent of
	Beneficial	Outstanding
Name of Beneficial Owner	Ownership (1)	Shares
5% Stockholders
Entities affiliated with Federated Investors, Inc.(2)	4,057,759	11.68%
Janus Capital Management, LLC (3)	1,835,883	5.28%

NEOs and Directors
Richard E. Perlman (4)	2,155,215	6.10%
James K. Price (5)	1,833,895	5.19%
Wesley Campbell (6)	324,963	*
J. Miguel Fernandez de Castro (7)	426,972	1.22%
Kevin Kozlowski (8)	310,298	*
Crystal Patmore (9)	292,177	*
Peter B. Bach (10)	31,921	*
Peter M. Graham (11)	58,591	*
J. Thomas Presby (12)	186,012	*
William A. Shutzer (13)	1,195,675	3.44%
David B. Zenoff (14)	43,171	*
All directors and executive officers as a group (12 persons) (15)	6,951,437	18.81%

* Less than 1%

(1)	This column lists all shares of common stock beneficially owned, including all shares of common stock that can be acquired through warrant or option exercises within 60 days of March 12, 2013.

(2)
Based on the most recently available amendment to Schedule 13G filed with the SEC on February 12, 2013.  Federated Investors, Inc. (“Federated”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in ExamWorks (the “ExamWorks Securities”). The Investment Advisers are wholly-owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated.  All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”).  The Trustees joined in filing the Schedule 13G because of the collective voting control that they exercise over Federated. In accordance with Rule 13d-4 under the Exchange Act, as amended, Federated, the Trust, and each of the Trustees disclaim beneficial ownership of the ExamWorks Securities. Federated’s address is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(3)
Based on the Schedule 13G filed with the SEC on February 14, 2013.  Janus Capital Management LLC (“Janus Capital”) has a direct 95.67% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”).  Due to the above ownership structure, holdings for Janus Capital, INTECH and Perkins are aggregated for purposes of the filing. Janus Capital, INTECH and Perkins are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”).  As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of common stock in ExamWorks held by such Managed Portfolios.  However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the shares of common stock in ExamWorks held in the Managed Portfolios and disclaims any ownership associated with such rights. Janus Capital’s address is 151 Detroit Street, Denver, CO 80206.

(4)
Shares beneficially owned by Mr. Perlman include (i) 593,110 shares of common stock issuable upon exercise of currently vested stock options, (ii) 40,730 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 1,521,375 shares of common stock.  The restricted stock will vest (a) at the rate of 33% (1/3) on March 4, 2014, 33% (1/3) on March 4, 2015, and 33% (1/3) on March 4, 2016; or (b) fully upon a Change in Control, as defined in the Stock Incentive Plan.  Of the shares of common stock held, Mr. Perlman owns 1,323,566 shares of common stock directly, 186,242 shares of common stock through a Roth IRA, and 11,567 shares of common stock indirectly through Compass Partners, of which Mr. Perlman is president.  1,355,966 shares of common stock held by Mr. Perlman are pledged as security.

(5)
Shares beneficially owned by Mr. Price include (i) 593,110 shares of common stock issuable upon exercise of currently vested stock options, (ii) 40,730 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 1,200,055 shares of common stock.  The restricted stock will vest (a) at the rate of 33% (1/3) on March 4, 2014, 33% (1/3) on March 4, 2015, and 33% (1/3) on March 4, 2016; or (b) fully upon a Change in Control, as defined in the Stock Incentive Plan. Of the shares of common stock held, Mr. Price owns 1,182,055 directly and 18,000 shares indirectly through DB Ventures Pension Plan, a plan wholly-controlled by Mr. Price. 1,159,955 shares of common stock held by Mr. Price are pledged as security.

(6)
Shares beneficially owned by Mr. Campbell include (i) 303,243 shares of common stock issuable upon exercise of currently vested stock options and (ii) 21,720 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted.  The restricted stock will vest (a) at the rate of 33% (1/3) on March 4, 2014, 33% (1/3) on March 4, 2015, and 33% (1/3) on March 4, 2016; or (b) fully upon a Change in Control, as defined in the Stock Incentive Plan.

(7)
Shares beneficially owned by Mr. Fernandez de Castro include (i) 296,424 shares of common stock issuable upon exercise of currently vested stock options, (ii) 20,360 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 110,188 shares of common stock.  The restricted stock will vest (a) at the rate of 33% (1/3) on March 4, 2014, 33% (1/3) on March 4, 2015, and 33% (1/3) on March 4, 2016; or (b) fully upon a Change in Control, as defined in the Stock Incentive Plan. Of the shares of common stock held, Mr. Fernandez de Castro owns 100,188 shares of common stock directly and 10,000 shares of common stock through a Rollover IRA. 95,188 shares of common stock held by Mr. Fernandez de Castro are pledged as security.

(8)
Shares beneficially owned by Mr. Kozlowski include (i) 185,707 shares of common stock issuable upon exercise of currently vested stock options, (ii) 16,290 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 108,301 shares of common stock. The restricted stock will vest (a) at the rate of 33% (1/3) on March 4, 2014, 33% (1/3) on March 4, 2015, and 33% (1/3) on March 4, 2016; or (b) fully upon a Change in Control, as defined in the Stock Incentive Plan.

(9)
Shares beneficially owned by Ms. Patmore include (i) 151,893 shares of common stock issuable upon exercise of currently vested stock options, (ii) 13,570 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 126,714 shares of common stock.  The restricted stock will vest (a) at the rate of 33% (1/3) on March 4, 2014, 33% (1/3) on March 4, 2015, and 33% (1/3) on March 4, 2016; or (b) fully upon a Change in Control, as defined in the Stock Incentive Plan.

(10)
Shares beneficially owned by Dr. Bach include (i) 7,704 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 24,217 shares of common stock.  The restricted stock will vest upon the earlier of (a) August 1, 2013 or (b) a Change in Control, as defined in the Stock Incentive Plan.

(11)
Shares beneficially owned by Mr. Graham include (i) 7,307 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 51,284 shares of common stock.  The restricted stock will vest upon the earlier of (a) August 1, 2013 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan.

(12)
Shares beneficially owned by Mr. Presby include (i) 7,712 shares of common stock issuable upon exercise of currently vested stock options, (ii) 8,101 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted, and (iii) 170,199 shares of common stock. The restricted stock will vest upon the earlier of (a) August 1, 2013 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan.

(13)
Shares beneficially owned by Mr. Shutzer include (i) 7,704 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 1,187,971 shares of common stock.  The restricted stock will vest upon the earlier of (a) August 1, 2013 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan. Of the shares of common stock held, Mr. Shutzer owns 611,414 shares of common stock directly, 25,705 shares of common stock indirectly through the Shutzer Family Limited Partnership, of which Mr. Shutzer’s wife is the general partner, and 137,713 shares of common stock indirectly through each of the following trusts, of which Mr. Shutzer’s wife is the trustee: Article IV Trust F/B/O Katherine Brennan; Article IV Trust F/B/O James Lampert Shutzer; Article IV Trust F/B/O Christopher David Shutzer; and Article IV Trust F/B/O Megan Anne Shutzer.

(14)
Shares beneficially owned by Dr. Zenoff include (i) 7,704 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 35,467 shares of common stock.  The restricted stock will vest upon the earlier of (a) August 1, 2013 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan.  Of the shares of common stock held, Dr. Zenoff owns 17,144 shares of common stock directly and 18,323 shares of common stock through the David B. Zenoff and Associates Inc. Profit Sharing Trust, of which Dr. Zenoff and his wife are co-trustees.

(15)	Shares beneficially owned include 2,200,226 shares of common stock issuable upon exercise of options.

  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own greater than 10% of our common stock to file certain reports with the SEC. Based on a review of the copies of the reports furnished to us and the written representations of such reporting persons, we believe that all reports that were required to be filed under Section 16(a) of the Exchange Act were timely filed during fiscal year 2012.

EXECUTIVE OFFICERS

The following table and descriptions sets forth certain information concerning our executive officers, which includes information about each officer’s age (as of March 29, 2013) and the position such officer holds.

Name	Age	Position
Richard E. Perlman	66	Executive Chairman of the Board
James K. Price	54	Chief Executive Officer and Director
Wesley J. Campbell	47	President
J. Miguel Fernandez de Castro	41	Senior Executive Vice President, Chief Financial Officer and Treasurer
Kevin J. Kozlowski	49	Chief Information Officer
Crystal B. Patmore	41	Executive Vice President
Clare Y. Arguedas	31	Executive Vice President, General Counsel and Secretary

For biographical information regarding Messrs. Perlman and Price, please see “Information About Directors Continuing in Office” above.

Wesley J. Campbell has been our President since July 2008. Mr. Campbell manages the daily corporate operations and oversees the integration of newly acquired companies. During his career, Mr. Campbell has played a key role in acquiring and integrating over 80 companies and has over 20 years of experience in the medical and dental technology industries. From April 2007 to July 2008, Mr. Campbell served as Chief Operations Officer of 360Imaging, Inc., a diagnostic imaging company for dentists. Mr. Campbell served as Vice President of International of PracticeWorks, Inc. from May 2006 to May 2007, President of PracticeWorks, Inc. from October 2003 to May 2006 and Vice President of Operations of PracticeWorks, Inc. from March 2001 to October 2003. From October 1997 to March 2001, Mr. Campbell served as Vice President of Technical Services for AMICAS, Inc. (formerly VitalWorks Inc.) and from March 1986 to October 1997 served as General Manager of Commercial Computers, Inc., a medical software company. Mr. Campbell graduated from DeVry Institute of Technology.

J. Miguel Fernandez de Castro has been our Senior Executive Vice President and Chief Financial Officer since March 2009. Mr. Fernandez de Castro manages the finance and treasury functions. Mr. Fernandez de Castro was Senior Vice President and Chief Financial Officer of TurboChef Technologies, Inc. from October 2007 to February 2009, and Vice President of Finance and Controller from April 2004 to February 2009. From October 2003 to February 2004, Mr. Fernandez de Castro served as the Controller of PracticeWorks, Inc. and served as Director of Financial Reporting from August 2000 until its acquisition by The Eastman Kodak Company in October 2003, during which time PracticeWorks was a publicly-traded company. Mr. Fernandez de Castro served as Manager of Financial Reporting of AMICAS, Inc. (formerly VitalWorks Inc.) from August, 2000 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Mr. Fernandez de Castro began his career in the audit services group of BDO Seidman, LLP, which provides assurance, tax, financial advisory and consulting services. Mr. Fernandez de Castro is a Certified Public Accountant and a member of the Georgia Society of CPAs. Mr. Fernandez de Castro received a B.A. in Economics and Spanish and a Masters in Accounting from the University of North Carolina at Chapel Hill.

Kevin J. Kozlowski has been our Chief Information Officer since July 2008. Mr. Kozlowski oversees our information systems, architecture and infrastructure and has more than 25 years of experience in the healthcare information technology industry. From July 2007 to July 2008, Mr. Kozlowski served as Chief Technology Officer of 360Imaging, Inc. From October 2003 to June 2007, Mr. Kozlowski served as Vice President, Research and Development at Kodak Dental Systems, a dental products company, and from March 2001 to October 2003 at PracticeWorks, Inc. Mr. Kozlowski was Vice President of Research and Development for the Dental Division of AMICAS, Inc. (formerly VitalWorks Inc.) from December 1999 until the completion and spin-off of PracticeWorks, Inc. in March 2001. Mr. Kozlowski was President and founder of Human Touch Software from 1984 to December 1999, where he was the lead developer of the PatientBase dental practice management system. Mr. Kozlowski received a B.S. in computer science from California State University at Sacramento.

Crystal B. Patmore has been our Executive Vice President since March 2009. Ms. Patmore oversees our global human resources functions and is also responsible for our risk management and compliance functions. From December 2003 to February 2009, Ms. Patmore served as Vice President of Human Resources and Director of Business Development for TurboChef Technologies, Inc. From March 2001 to October 2003, Ms. Patmore was the Controller at PracticeWorks, Inc. From 1997 to March 2001, Ms. Patmore served as the Accounting Manager at AMICAS, Inc. (formerly VitalWorks Inc.). Ms. Patmore started her career at International Computer Solutions and American Medcare. Ms. Patmore holds a B.B.A. in accounting from Georgia State University.

Clare Y. Arguedas has been our Executive Vice President, General Counsel and Secretary since February 2010. Ms. Arguedas manages the legal affairs of the Company. Prior to joining ExamWorks, Ms. Arguedas was an attorney at the law firm of Paul Hastings LLP from September 2006 to February 2010, during which time she was named a Leading Lawyer for Business by Chambers USA. Ms. Arguedas received a B.A. from the University of Pennsylvania and a J.D. from Emory University School of Law.

PROPOSALS BY HOLDERS OF COMMON STOCK

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with the 2014 Annual Meeting of Stockholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on November 29, 2013. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Bylaws, in order to be properly brought before the 2014 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to, or mailed and received by the Company’s General Counsel and Secretary, Clare Arguedas, at the Company’s principal executive offices no less than 60 days, and no more than 90 days before the one year anniversary of the date of the prior years’ annual meeting; provided, however, that if the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 60th day prior to such annual meeting, or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. As a result, any notice given by a stockholder pursuant to these provisions of the Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 7, 2014, and no later than March 10, 2014, unless the Company’s annual meeting date in 2014 is more than 30 days before or more than 60 days after May 8, 2014.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaws’ requirements and the SEC’s requirements for submitting a proposal or nomination.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the proxy materials (including the notice and/or this Proxy Statement and annual report on Form 10-K) is being delivered to multiple beneficial stockholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such stockholder. These documents are available on the Company’s Website. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of the proxy materials and all other enclosed documents to any stockholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this Proxy Statement or enclosed documents, may be made in writing to the Company’s General Counsel and Secretary, Clare Arguedas, at the offices of the Company, 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305, 1-855-314-0916.  If multiple beneficial stockholders who share an address are currently receiving multiple copies of the proxy materials (including the notice and/or this Proxy Statement and annual report on Form 10-K), any instructions to receive a single copy of the materials at the address may be made using the contact information and instructions in the previous sentence.

 If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of the proxy materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  PLEASE BE SURE TO VOTE BY INTERNET, CALL IN YOUR INSTRUCTIONS OR REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE RECORDED AND COUNTED.

By Order of the Board of Directors, /s/ Richard E. Perlman Richard E. Perlman Executive Chairman of the Board

March 29, 2013

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M57015-P36641 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXAMWORKS GROUP, INC.

The Board of Directors recommends you vote FOR election of the following Class III director nominees to the Board of Directors.

1. **Nominees:**

01) Richard E. Perlman
02) James K. Price

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Proposal to ratify the selection of KPMG LLP as independent registered public accountants for the year ending December 31, 2013.	☐	☐	☐

NOTE: The proxies will vote in their discretion regarding such other business as may properly come before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date